U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                    Form 8-K

                                 CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported): December 13, 1996


                      California Micro Devices Corporation
                      ------------------------------------
              (Exact name of registrant as specified in its charter)


         California                33-399-77                   94-2672609
         ----------                ---------                   ----------
(State or other jurisdiction      (Commission             (IRS Employer
of Incorporation)                  File Number)           Identification No.)


          215 Topaz Street, Milpitas, CA                       95035-5430
          ------------------------------                       ----------
     (Address of principal executive offices)                  (Zip Code)


     Registrant's telephone number, including area code:     (408)263-3214

                                Not Applicable
                                --------------
         (Former name or former address, if changed since last report)



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
Item 5.    Other Events.

           On December 13, 1996, California Micro Devices Corporation (the "Company") released certain information regarding preliminary approval of the settlement of class action lawsuits previous filed against it as attached hereto.








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
SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:   December 13, 1996          CALIFORNIA MICRO DEVICES CORPORATION


                                    By:

                                    /S/  John E. Trewin
                                    ------------------------------------------
                                    John E. Trewin
                                    Vice President and Chief Financial Officer











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
[logo design] California Micro Devices    NEWS RELEASE

                                          For Further Information Contact:
                                          --------------------------------
                                          Jeffrey  Kalb,  President and CEO
                                          (408) 934-3106
                                          John Trewin, Vice President and CFO
                                          (408) 934-3103
                                          Scott Hover-Smoot, General Counsel
                                          (408) 934-3182

                         CALIFORNIA MICRO DEVICES REPORTS
                    PRELIMINARY APPROVAL OF CLASS ACTION SETTLEMENT

Milpitas, CA, December 13, 1996 -- California Micro Devices Corporation (NASDAQ
NMS: CAMD) (CMD) today reported that the tentative settlement reached with the class representatives in pending securities class action lawsuits has been preliminary approved by Judge Vaughn R. Walker, United States District Court for the Northern District of California. As previously reported, California Micro Devices Corporation ("CMD") and some of its former officers were named in purported class action complaints filed on behalf of certain CMD shareholders. The proposed approved settlement is intended to resolve all of those claims raised against CMD and all defendants other than Chan M. Desaigoudar, CMD's former Chairman and Chief Executive Officer.

The terms of the proposed settlement were outlined in CMD's September 16, 1996 press release. CMD will pay to the class $6 million in cash and 608,696 shares of CMD common stock. Each share of common stock will be accompanied by a Contingent Value Right (CVR), which will be personal to the class member, guaranteeing that the stock will trade at an average price of at least $11.50 per share, for 20 consecutive trading days within three years after issuance of the stock. Once that price is met, the CVR will expire. In addition, CMD will assign to the class its pending claims against Mr. Desaigoudar. CMD will also assign to the class its rights under its directors and officers liability insurance policies, and will enter into a mutual release of all claims with Coopers & Lybrand, LLP, CMD's former auditors. The value of CMD's portion of this settlement, $13 million, is the same as that of a prior proposed settlement for which charges have already been taken. As previously disclosed, this settlement represents a different mix of cash and stock. A proforma summary balance sheet illustrating the effects of the proposed settlement is included inCMD's report on form 10-Q for the quarter ending September 30, 1996.

Pursuant to the order granting preliminary approval, counsel for the class will nationally publicize the terms of the settlement to determine if any prospective class members seek to be excluded from the proposed settlement or object to its terms. Following this process, on March 7,1997, a hearing will be held before Judge Walker to determine if the agreement should be finally approved.

"This settlement, if finally approved by the Court, will put to rest the last of the litigation relating to the alleged financial improprieties of the Company's former management," said Jeffrey Kalb, CMD's President and Chief Executive Officer. "We look forward to a future unencumbered by the mistakes of the past, and bright with prospects for an expanding business based on sound fundamentals."

CMD also noted that other major litigation activities had been concluded in recent weeks, and that the elimination of both these and the class action lawsuits will reduce the Company's

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legal expenses significantly.  According to Kalb, "The shareholder lawsuits and other unusual legal matters have run up legal expenses of $200,000 to $300,000 a quarter, an enormous amount for a company our size. They have also been a drag on management's time; the resolution of these suits will clear the way for more rapid progress in other areas."



Statements contained herein which are not historical facts are forward looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the risk factors discussed in CMD's Securities and Exchange Commission filings, the Company's future actual results could differ materially from those discussed above.

Headquartered in Milpitas, California, California Micro Devices (CMD) designs, manufactures and markets integrated thin-film, silicon-based termination and filtering passive components and active electronic circuitry. CMD's products target the requirements of computer, networking and communication-based customers for smaller, densely integrated devices that operate at higher frequencies with superior performance and functionality.

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